Exhibit 10.59

Grant No.

FORM OF

ENDO PHARMACEUTICALS HOLDINGS INC.

ENDO STOCK AWARD AGREEMENT

UNDER THE 2010 STOCK INCENTIVE PLAN

This Endo Stock Award Agreement (this “Award Agreement”), is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Endo Pharmaceuticals Holdings Inc. 2010 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Participant:

Social Security No.:

Address:

Number of Endo Stock Awards:

Date of Grant:

Vesting Dates:

25% of the Endo Stock Awards on first anniversary of Date of Grant

25% of the Endo Stock Awards on second anniversary of Date of Grant

25% of the Endo Stock Awards on third anniversary of Date of Grant

25% of the Endo Stock Awards on fourth anniversary of Date of Grant

1. Grant of Endo Stock Awards. The Company hereby grants to the Participant the total number “Endo” restricted stock units set forth above (the “Endo Stock Awards”), subject to all of the terms and conditions of this Award Agreement and the Plan.

2. Form of Payment and Vesting. Each Endo Stock Award granted hereunder shall represent the right to receive (1) one share of Company Stock as of the date of vesting. Except as provided in Section 7 of the Plan or Paragraph 4 of this Award Agreement, such vesting shall occur on the vesting dates set forth above, provided that the Participant is employed by the Company on the applicable vesting date. Notwithstanding the above, a share of Company Stock shall be treated as delivered on the applicable vesting date provided that it is delivered on a date following the vesting date that is in the same calendar year as the vesting date or, if later, by the fifteenth day of the third calendar month following the vesting date.

3. Restrictions

(a) The Endo Stock Awards granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and shall be subject to a risk of forfeiture and until any additional requirements or restrictions contained in this Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Except as provided in Section 4, upon vesting of the Endo Stock Awards, the shares subject to the Endo Stock Awards shall be issued hereunder (provided that such issuance is otherwise in accordance with federal and state securities laws) as soon as practicable thereafter, but in any event no later than the end of the taxable year in which such vesting occurs or, if later, by the 15th day of the third calendar month following the vesting date.

4. Termination of Employment Services; Disability

(a) Termination of Employment For Cause. Upon the Participant’s termination of employment with the Company and its Subsidiaries for Cause all of the Participant’s unvested Endo Stock Awards shall be forfeited as of such date.

(b) Termination of Employment on Account of Death. Upon termination of the Participant’s employment on account of death, all of the Participant’s unvested Endo Stock Awards shall vest immediately.

(c) Termination of Employment on Account of Voluntary Retirement with Consent of Company. If a Participant voluntarily Retires with the consent of the Company, all of the Participant’s unvested Endo Stock Awards as of date of termination shall continue to vest in accordance with the original vesting schedule set forth in Section 2 of this Award Agreement.

(d) Termination of Employment for any Other Reason. Unless otherwise provided in an individual agreement with the Participant, if the Participant has a termination of employment for any reason other than the reasons enumerated in paragraphs (a) through (d) above, Endo Stock Awards that are unvested as of date of termination shall be forfeited.

(e) Disability. If the Participant incurs a Disability that also constitutes a “disability” within the meaning of Section 409A, all of the Participant’s unvested Endo Stock Awards as of the date of such Disability shall continue to vest in accordance with the original four (4) year vesting schedule set forth in Section 2 of this Award Agreement regardless of any subsequent termination of employment.

5. No Shareholder Rights Prior to Vesting. The Participant shall have no rights of a shareholder (including the right to distributions or dividends) until shares of Company Stock are issued pursuant to the terms of this Award Agreement.

6. Endo Stock Award (RSU) Agreement Subject to Plan. This Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

7. No Rights to Continuation of Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary thereof or shall interfere with or restrict the right of the Company or its shareholders (or of a Subsidiary or its shareholders, as the case may be) to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

8. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other Endo Stock Awards granted hereunder of compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or payment of any Endo Stock Award.

9. Section 409A Compliance. The Endo Stock Award is intended to comply with Code Section 409A to the extent subject thereto and shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan or Award Agreement to the contrary, no payment or distribution under this Award Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Participant’s termination of employment or service with the Company will be made to the Participant until the Participant’s termination of employment or service constitutes a “separation from service” (as defined in Code Section 409A). For purposes of this Award Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Code Section 409A. If a participant is a “specified employee” (as defined in Code Section 409A), then to the extent necessary to avoid the imposition of taxes under Code Section 409A, such Participant shall not be entitled to any payments upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 9 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award Agreement will be paid in accordance with the normal payment dates specified for them herein.

10. Governing Law. This Award Agreement shall be governed by,

interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

11. Binding on Successors. The terms of this Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12. No Assignment. Notwithstanding anything to the contrary in this Award Agreement, neither this Award Agreement nor any rights granted herein shall be assignable by the Participant.

13. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14. Entire Endo Stock Award (RSU) Agreement. This Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof.

15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:	Endo Pharmaceuticals Holdings Inc. 100 Endo Boulevard Chadds Ford, PA 19317 Attention: Treasurer

If to the Participant:	At the address noted above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

18. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

19. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understand the terms and provision thereof, and accepts the Endo Stock Awards subject to all the terms and conditions of the Plan and this Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date set forth above.

ENDO PHARMACEUTICALS HOLDINGS INC.

By

/S/ DAVID P. HOLVECK
Name: David P. Holveck
Title: President & Chief Executive Officer

PARTICIPANT

Signature